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                                                                    EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Western Bancorp (formerly Monarch Bancorp) on Form S-4/A of our report dated January 19, 1996, on the statement of operations, changes in stockholders' equity, and cash flows, of Santa Monica Bank, for the year ended December 31, 1995 incorporated by reference in the Current Report on Form 8-K/A, filed on April 9, 1998, of Western Bancorp, incorporation by reference in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.



/S/ DELOITTE & TOUCHE LLP



August 13, 1998
Los Angeles, California